Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and the Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated June 28, 2013

$[—] Callable Coupon Payment Notes due July 31, 2023 Linked to the EURO STOXX 50® Index Global Medium-Term Notes, Series A, No. E-8009

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	July 26, 2013

Issue Date:	July 31, 2013

Final Valuation Date:	July 26, 2023, subject to postponement for certain market disruption events

Maturity Date:	July 31, 2023, subject to postponement for certain market disruption events and early redemption (pursuant to the “Early Redemption at the Option of the Issuer” provision)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	EURO STOXX 50® Index (the “EURO STOXX 50 Index” or the “Index”)

Coupon Payment:

On each Coupon Payment Date from and including the Coupon Payment Date following the Valuation Date scheduled to occur on October 26, 2013 to and including the Coupon Payment Date following the Valuation Date scheduled to occur on July 26, 2014, a fixed coupon payment equal to 1.75% (7.00% per annum) times the principal amount of your Notes.

On each Coupon Payment Date from and including the Coupon Payment Date following the Valuation Date scheduled to occur on October 26, 2014 to and including the Maturity Date, unless the Notes have been previously redeemed (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive a contingent coupon payment equal to [1.750% -1.875%] ([7.00% per annum – 7.50% per annum])† times the principal amount of your Notes if and only if the Closing Level of the Index on the related Valuation Date is greater than the Coupon Barrier Level. If the Closing Level of the Index on any Valuation Date occurring in year 2 to year 10 is equal to or less than the Coupon Barrier Level, you will not receive a coupon payment on the related Coupon Payment Date, and if the Closing Level of the Index is equal to or less than its Coupon Barrier Level on all Valuation Dates occurring in year 2 to year 10, you will not receive any coupon payments during this extended period.

†   The actual contingent coupon payment rate will be set on the Initial Valuation Date and will not be less than 1.750% (7.00% per annum).

Valuation Dates:	Quarterly, on the 26th day of each October, January, April and July (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day) beginning on October 26, 2013 and ending on July 26, 2023 (the “Final Valuation Date”), subject to postponement in the event of certain market disruption events.

[Summary Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public‡	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.00%	97.00%
Total	$[—]	$[—]	$[—]	$[—]

†	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $920.00 and $942.70 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
‡	Barclays Capital Inc. will receive commissions from the Issuer up to 3.00% of the principal amount of the Notes, or up to $30.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives per Note, assuming the maximum per Note agent’s commission of 3.00%. Dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions or fees or commissions. In such circumstances, Barclays Capital Inc. will also forgo some or all commissions paid to it by the Issuer. As such, the price to public for investors purchasing the Notes in fee-based advisory accounts may be as low as $970.00 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-9 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Coupon Payment Dates:*	The Coupon Payment Date for any Valuation Date will be the fifth Business Day after such Valuation Date, except that the Coupon Payment Date for the Final Valuation Date will be the Maturity Date.

Early Redemption at the Option of the Issuer:	Beginning on or about August 4, 2014 and each Coupon Payment Date thereafter, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below, provided the Issuer provides at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option, the quarterly Coupon Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:	If the Issuer exercises its redemption option (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes plus any Coupon Payment that may be due on such date.

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions, you will receive (subject to our credit risk) on the stated Maturity Date, in addition to any final Coupon Payment, a cash payment determined as follows:

•        If the Final Level of the Index is greater than or equal to its respective Barrier Level, $1,000 per $1,000 principal amount Note that you hold.

•        If the Final Level of the Index is less than its respective Barrier Level, an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return]

You may lose some or all of the principal amount of your Notes at maturity. If the Final Level of the Index is less than its respective Barrier Level (representing a decline of 50.00% from its Initial Level), your Notes will be fully exposed to any such decline.

Any payments due on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Closing Level:	For any Scheduled Trading Day, the closing level of the EURO STOXX 50 Index published at the regular weekday close of trading on that Scheduled Trading Day as displayed on Bloomberg Professional® service page “SX5E <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the EURO STOXX 50 Index will be based on the alternate calculation of the EURO STOXX 50 Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Coupon Barrier Level:	[—], 75.00% of the Initial Level.

Barrier Level:	[—], 50.00% of the Initial Level.

Scheduled Trading Day:	With respect to the Index, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each underlying component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Index Return:	The performance of the Index from its Initial Level to its Final Level calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	[—], the Closing Level of the Index on the Initial Valuation Date.

Final Level:	The Closing Level of the Index on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TXW2 / US06741TXW25

*	If such day is not a Business Day, payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date. No interest will accrue as a result of delayed payment.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the contingent coupon payment range set forth in this preliminary pricing supplement. We determined the size of the contingent coupon payment range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six (6) months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-9 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-4

HYPOTHETICAL COUPON PAYMENT EXAMPLES DURING YEARS 2-10 OF THE NOTES

The Notes provide for fixed quarterly coupon payments at the rate specified on the cover page of this preliminary pricing supplement for the first year. Thereafter, the payment of a Coupon Payment on any Coupon Payment Date will be dependent on the Closing Level of the Index on the related Valuation Date during years 2-10 of the Note. If the Closing Level of the Index on any such Valuation Date is equal to or less than the Coupon Barrier Level, then there will not be a Coupon Payment made on the corresponding Coupon Payment Date. Alternatively, if the Closing Level of the Index on any such Valuation Date is greater than the Coupon Barrier Level, then a Coupon Payment will be made on the corresponding Coupon Payment Date. If the Closing Level of the Index on each Valuation Date during years 2-10 is equal to or less than the Coupon Barrier Level, then no Coupon Payments will be made over the remaining nine year term of the Notes. If the Issuer exercises the “Early Redemption at the Option of the Issuer”, no Coupon Payments will be made following the date of such exercise.

Quarterly Coupon Payment Calculations

Step 1: Determine Whether the Closing Level of the Index on the related Valuation Date is Greater than the Coupon Barrier Level.

The Calculation Agent will take the Closing Level of the Index on each Valuation Date and evaluate it relative to the Coupon Barrier Level (that is, whether the Closing Level on that day is greater than, equal to, or less than the Coupon Barrier Level). If the Closing Level of the Index is greater than the Coupon Barrier Level, a Coupon Payment will be made (as calculated in Step 2 below) and payable on the corresponding Coupon Payment Date. If the Closing Level of the Index is equal to or less than the Coupon Barrier Level, then no Coupon Payment will be made on the corresponding Coupon Payment Date.

Step 2: Calculate the Coupon Payment, if Any:

If on the respective Valuation Date, the Closing Level of the Index is greater than the Coupon Barrier Level, we will pay a Coupon Payment equal to 1.75% multiplied by the stated principal amount (note that the actual contingent coupon payment rate will be set on the Initial Valuation Date); otherwise no Coupon Payment will be due on the corresponding Coupon Payment Date. The Coupon Payment will be calculated as follows:

$1,000 × 1.75 = $17.50

No adjustments to the amount of the Coupon Payment calculated will be made in the event a Coupon Payment Date is not a Business Day. Payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date.

Examples of Whether Coupon Payments Will Be Payable During Years Two-Ten of the Notes

The following examples below illustrate the determination as to whether a Coupon Payment will be made with respect to a series of hypothetical Valuation Dates occurring after year one (1) of the Notes. The hypothetical examples set forth below are based on the following additional assumptions: the Coupon Barrier Level is 75.00% of the Initial Level; the Notes are held until the Maturity Date and the Issuer has not exercised the “Early Redemption at the Option of the Issuer”; the contingent coupon rate is equal to 1.75%; and no Market Disruption Event with respect to the Index has occurred or is continuing on any Valuation Date, including the Final Valuation Date. The actual contingent coupon payment rate will be set on the Initial Valuation Date. Numbers in the table and examples below have been rounded for ease of analysis. The examples below also do not take into account the effects of applicable taxes.

Example 1 On Certain Valuation Dates During this Period, the Closing Level of the Index has been Equal to or Less Than the Coupon Barrier Level and on Certain Valuation Dates, the Closing Level of the Index has been Greater than the Coupon Barrier Level. As a Result, on Certain Coupon Payment Dates a Coupon Payment Will Be Due and On Other Coupon Payment Dates, No Coupon Payment Will Be Due.

Valuation Dates	Is the Closing Level of the Index Equal to or Below the Coupon Barrier Level?[1]	Will a Coupon Payment be Made?[2]	Amount of Coupon Payment (per $1,000 principal amount)[3]
1	No	Yes	$17.50
2	Yes	No	$0.00
3	Yes	No	$0.00
4	No	Yes	$17.50

The total Coupon Payments received per Note during this hypothetical one year period would be $35.00. If this one year period was representative of each year within the nine year period following the initial year, the total Coupon Payments received would equal $315.00 (this figure does not reflect the coupon payments payable during the first year of the Notes which total $70.00).

[1]	The Coupon Barrier Level is equal to 75.00% of its Initial Level.
[2]	A Coupon Payment will be made if the Closing Level of the Index on the related Valuation Date is greater than the Coupon Barrier Level.
[3]	The Coupon Payment per Note equals the Contingent Rate times the $1,000 principal amount.

PPS-5

Example 2 With Respect to Each Valuation Date, the Closing Level of the Index Has Been Greater than the Coupon Barrier Level. This Example Illustrates the Maximum Possible Total Coupon Payments that Would be Due In Such a Scenario.

Valuation Dates	Is the Closing Level of the Index Equal to or Below the Coupon Barrier Level?[1]	Will a Coupon Payment be Made?[2]	Amount of Coupon Payment (per $1,000 principal amount)[3]
1	No	Yes	$17.50
2	No	Yes	$17.50
3	No	Yes	$17.50
4	No	Yes	$17.50

The total Coupon Payments received per Note during this hypothetical one year period would be $70.00. If this one year period was representative of each year within the nine year period following the initial year, the total Coupon Payments received would equal $630.00 (this figure does not reflect the coupon payments payable during the first year of the Notes which total $70.00).

[1]	The Coupon Barrier Level is equal to 75.00% of its Initial Level.
[2]	A Coupon Payment will be made if the Closing Level of the Index on the related Valuation Date is greater than the Coupon Barrier Level.
[3]	The Coupon Payment per Note equals the Contingent Rate times the $1,000 principal amount.

Example 3 With Respect to Each Valuation Date, the Closing Level of the Index Has Been Equal to or Less than the Coupon Barrier Level. This Example Illustrates the Minimum Possible Total Coupon Payments that Would be Due in Such a Scenario, Which is $0.00.

Valuation Dates	Is the Closing Level of the Index Equal to or Below the Coupon Barrier Level?[1]	Will a Coupon Payment be Made?[2]	Amount of Coupon Payment (per $1,000 principal amount)[3]
1	Yes	No	$0.00
2	Yes	No	$0.00
3	Yes	No	$0.00
4	Yes	No	$0.00

The total Coupon Payments received per Note during this hypothetical one year period would be $0.00. If this one year period was representative of each year within the nine year period following the initial year, the total Coupon Payments received would equal $0.00 (this figure does not reflect the coupon payments payable during the first year of the Notes which total $70.00).

[1]	The Coupon Barrier Level is equal to 75.00% of its Initial Level.
[2]	A Coupon Payment will be made if the Closing Level of the Index on the related Valuation Date is greater than the Coupon Barrier Level.
[3]	The Coupon Payment per Note equals the Contingent Rate times the $1,000 principal amount.

HYPOTHETICAL PAYMENT AT MATURITY CALCULATIONS

The following illustrate the hypothetical amounts payable at maturity. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Level of the EURO STOXX 50 Index is 2,586.45, (ii) the Barrier Level with respect to the EURO STOXX 50 Index is 1,293.23 (the Initial Level of the EURO STOXX 50 Index multiplied by 50.00%, rounded to the nearest hundredth), and (iii) the Notes are not redeemed prior to maturity pursuant to “Early Redemption at the Option of the Issuer” as described above. The hypothetical examples set forth below do not take into account any tax consequences from investing in the Notes.

The payment at maturity, in addition to any final Coupon Payment, will depend on whether the Final Level of the Index is greater than, equal to or less than the Barrier Level. You will receive (subject to our credit risk) a payment at maturity equal to the principal amount of your Notes only if the Final Level of the Index is greater than or equal to the Barrier Level with respect the Index.

If the Final Level of the Index is less than the Barrier Level, you will receive (subject to our credit risk) a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Index Return. As such, if the Final Level of the Index has depreciated by more than 50.00% relative to its Initial Level, you may lose some or all of the principal amount of your Notes at maturity.

PPS-6

The following table illustrates the hypothetical payments at maturity assuming a range of performances for the Index:

EURO STOXX 50 Index Final Level	Index Return	Payment at Maturity* (Not including any Coupon Payment)
5,172.90	100.00%	$1,000.00
4,914.26	90.00%	$1,000.00
4,655.61	80.00%	$1,000.00
4,396.97	70.00%	$1,000.00
4,138.32	60.00%	$1,000.00
3,879.68	50.00%	$1,000.00
3,621.03	40.00%	$1,000.00
3,362.39	30.00%	$1,000.00
3,103.74	20.00%	$1,000.00
2,845.10	10.00%	$1,000.00
2,586.45	0.00%	$1,000.00
2,457.13	-5.00%	$1,000.00
2,327.81	-10.00%	$1,000.00
2,069.16	-20.00%	$1,000.00
1,810.52	-30.00%	$1,000.00
1,551.87	-40.00%	$1,000.00
1,293.23	-50.00%	$1,000.00
1,034.58	-60.00%	$400.00
775.94	-70.00%	$300.00
517.29	-80.00%	$200.00
258.65	-90.00%	$100.00
0.00	-100.00%	$0.00

*	per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Index increases from an Initial Level of 2,586.45 to a Final Level of 2,845.10.

Because the Final Level is greater than the Barrier Level of 1,293.23, the investor will receive at maturity, in addition to the final Coupon Payment, a cash payment of $1,000 per $1,000 principal amount Note.

Example 2: The Index decreases from an Initial Level of 2,586.45 to a Final Level of 2,327.81.

Although the Final Level of the Index is less than the Initial Level, the Final Level is above the Barrier Level of 1,293.23. Accordingly, the investor will receive at maturity, in addition to a final Coupon Payment, a cash payment of $1,000 per $1,000 principal amount Note.

Example 3: The Index decreases from an Initial Level of 2,586.45 to a Final Level of 775.94.

Because the Final Level is less than the Barrier Level of 1,293.23, the investor is fully exposed to the depreciation of the Index (as measured from its Initial Level to its Final Level) and receives a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return] = Payment at Maturity

$1,000 + [$1,000 × -70.00%] = $300.00

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The Valuation Dates, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

PPS-7

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Exposure to the Stocks Comprising the Index—The Index is comprised of fifty European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. For additional information about the Index, see “Information Regarding the Index” below and “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompany index supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid income-bearing executory contract with respect to the Index.

If your Notes are properly treated as a pre-paid income-bearing executory contract, it would be reasonable (i) to treat any Coupon Payments you receive on the Notes as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to a Coupon Payment) and your basis in the Notes for U.S. federal income tax purposes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Any character mismatch arising from your inclusion of ordinary income in respect of the Coupon Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Coupon Payments that are made on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Index that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

In addition, it is possible that (i) you should not include the Coupon Payments in income as you receive them and instead you should reduce your basis in your Notes by the amount of the Coupon Payments that you receive; (ii) you should not include the Coupon Payments in income as you receive them and instead, upon the sale, redemption or maturity of your Notes, you

PPS-8

should recognize short-term capital gain or loss in an amount equal to the difference between (a) the amount of the Coupon Payments made to you over the term of the Notes (including any Coupon Payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the Coupon Payments to be made on the Notes) and (b) the excess (if any) of (1) the amount you paid for your Notes over (2) the amount of cash you receive upon the sale, redemption or maturity (excluding any Coupon Payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the Coupon Payments to be made on the Notes); or (iii) if any Coupon Payment is made at redemption or maturity, such Coupon Payment should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at such time.

It is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component. If the Notes were treated as notional principal contracts, you could be required to accrue income over the term of your Notes in respect of the loan component (which may exceed the Coupon Payments that are made on the Notes), and any gain or loss that you recognize upon the maturity of your notes would likely be treated as ordinary income or loss.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Medicare Tax. As discussed under “Certain U.S. Federal Income Tax Considerations—Medicare Tax” in the accompanying prospectus supplement, certain U.S. holders will be subject to a 3.8% Medicare tax on their “net investment income” if their modified adjusted gross income for the taxable year is over a certain threshold. Net investment income will include any gain that a U.S. holder recognizes upon the sale, redemption or maturity of the Notes, unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). It is not clear, however, whether the Medicare tax would apply to the Coupon Payments that you receive on the Notes, unless such Coupon Payments are derived in the ordinary course of the conduct of a trade or business (in which case the Coupon Payments should be treated as net investment income if they are derived in a trade or business that consists of certain trading or passive activities and should otherwise not be treated as net investment income). Accordingly, U.S. holders that do not hold the Notes in the ordinary conduct of a trade or business should consult their tax advisors regarding the application of the Medicare tax to the Coupon Payments.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Coupon Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Coupon Payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding—” in the accompanying prospectus supplement.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or the underlying components of the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

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•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss; No Principal Protection—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Level of the Index is less than the Barrier Level. If the Final Level of the Index is less than the Barrier Level, your Notes will be fully exposed to such decline and you may lose some or all of your principal. Specifically, if the Final Level of the Index is less than the Barrier Level (a decline of 50.00% compared to its Initial Level), you will lose 1% of your principal amount for every 1% decline in the Closing Level of the Index as measured from its Initial Level to its Final Level.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price on any quarterly Coupon Payment Date, beginning on or after the Coupon Payment Date scheduled to occur on or about August 4, 2014, provided the Issuer gives at least five Business Days’ prior written notice to the trustee. If the Issuer exercises its redemption option, you will receive on the applicable Early Redemption Date a cash payment equal to 100% of the principal amount of your Notes together with any Coupon Payment that may be due on such date. This amount may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date. The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•

The Payment at Maturity on the Notes is not Based on the Level of the Index at any Time Other than the Closing Level on the Final Valuation Date—Any payment (including any final Coupon Payment) due at maturity on your Notes will be based solely on the Closing Level of the Index on the Final Valuation Date. If the level of the Index drops precipitously on the Final Valuation Date, the value of the payment at maturity on your Notes that you receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the level of the Index at a time prior to such drop.

•

You Will Not Receive More Than the Principal Amount of Your Notes at Maturity; No Participation in any Appreciation in the Index—At maturity, in addition to the final Coupon Payment, if any, you will not receive more than the principal amount of your Notes, even if the Index Return is greater than 0.00%, as such you will not participate in any appreciation in the value of the Index. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the Coupon Payments paid during the term of the Notes. Accordingly, an investment in the Notes is not equivalent to making a direct investment in the Index or its underlying components.

Moreover, after the first year, a Coupon Payment will not be made on any Coupon Payment Date if the Closing Level of the Index is equal to or below the Coupon Barrier Level on the respective Valuation Date. As such, it is possible that you will not receive any Coupon Payments after the first year of the Notes.

•

No Regular Interest Payments After the First Year—The Notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest after the first year. For the first year, the Notes will pay a fixed quarterly Coupon Payment at the rate specified on the cover page of this preliminary pricing supplement. Thereafter, the Notes will pay a contingent quarterly Coupon Payment only if the Closing Level of the Index on the related Valuation Date is greater than the Coupon Barrier Level. If, on the other hand, the Closing Level of the Index is equal to or less than the Coupon Barrier Level on the relevant Valuation Date for any observation period (i.e. the period between Valuation Dates) during years 2-10, we will not pay a Coupon Payment on the applicable Coupon Payment Date. It is possible that the Closing Level of the Index will remain equal to or below the Coupon Barrier level for an extended period of time or even throughout years 2-10 so that you will receive few or no contingent quarterly Coupon Payments during that period. If you do not earn sufficient contingent quarterly Coupon Payments over the term of the Notes, the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

•

Quarterly Contingent Coupon Payment, if any, is Based on the Closing Level of the Index on the Related Quarterly Valuation Date at the End of the Related Observation Period—Whether a contingent quarterly Coupon Payment will be paid on a Coupon Payment Date during years 2-10 will be determined at the end of the relevant observation period, based on the Closing Level of the Index on the relevant quarterly Valuation Date. As a result, you will not know whether you will receive a contingent quarterly Coupon Payment until the end of the relevant observation period. Moreover, because the contingent quarterly Coupon Payment is based solely on the Closing Level of the Index on the quarterly Valuation Date, if the Closing Level of the Index on any Valuation Date is below the Coupon Barrier Level, you will not receive a Coupon Payment for the related observation period even if the level of the Index was at or above the Coupon Barrier Level on other days during that observation period.

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•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

The Notes are Subject to Currency Exchange Rate Risk—The component stocks of the Index are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks comprising the Index are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the value of the currencies in which the stocks comprising the Index are denominated decline relative to the U.S. dollar, the level of the Index will be adversely affected, which may negatively impact the closing level of the Index and therefore the value of and amounts payable under the Notes.

•

Non-U.S. Securities Markets Risks—The component stocks of the Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Historical Performance of the Index Should Not Be Taken as Any Indication of the Future Performance of the Index Over the Term of the Notes—The historical performance of the Index is not an indication of the future performance of the Index over the term of the Notes. Therefore, the performance of the Index over the term of the Notes may bear no relation or resemblance to the historical performance of the Index.

•

The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market. The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•

The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes. The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•

The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions. The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions (see “Many Economic and Market Factors Will Impact the Value

PPS-11

of the Notes” below), and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes. Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•

We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•

Additional Conflicts of Interest—As discussed above, we and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Coupon Payments that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income in respect of the Notes in excess of the Coupon Payments you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Coupon Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

PPS-12

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Index on any Scheduled Trading Day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDEX

Description of the EURO STOXX 50® Index

The EURO STOXX 50 Index is composed of 50 European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stock traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure; and utilities. For additional information about EURO STOXX 50 Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information Regarding the EURO STOXX 50® Index

The following table sets forth the high and low Closing Levels of the EURO STOXX 50® Index, as well as end-of-quarter Closing Levels, during the periods indicated below.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	4,339.23	3,431.82	3,628.06
June 30, 2008	3,882.28	3,340.27	3,352.81
September 30, 2008	3,445.66	3,000.83	3,038.20
December 31, 2008	3,113.82	2,165.91	2,447.62
March 31, 2009	2,578.43	1,809.98	2,071.13
June 30, 2009	2,537.35	2,097.57	2,401.69
September 30, 2009	2,899.12	2,281.47	2,872.63
December 31, 2009	2,992.08	2,712.30	2,964.96
March 31, 2010	3,017.85	2,631.64	2,931.16
June 30, 2010	3,012.65	2,488.50	2,573.32
September 30, 2010	2,827.27	2,507.83	2,747.90
December 31, 2010	2,890.64	2,650.99	2,792.82
March 31, 2011	3,068.00	2,721.24	2,910.91
June 30, 2011	3,011.25	2,715.88	2,848.53
September 30, 2011	2,875.67	1,995.01	2,179.66
December 30, 2011	2,476.92	2,090.25	2,316.55
March 30, 2012	2,608.42	2,286.45	2,477.28
June 29, 2012	2,501.18	2,068.66	2,264.72
September 28, 2012	2,594.56	2,151.54	2,454.26
December 31, 2012	2,659.95	2,427.32	2,635.93
March 29, 2013	2,749.27	2,570.52	2,624.02
June 20, 2013*	2,835.87	2,553.49	2,586.45

*	For the period commencing April 2, 2013 and ending on June 20, 2013

The following graph sets forth the historical performance of EURO STOXX 50® Index the based on daily Closing Levels from January 2, 2008 through June 20, 2013. The Closing Level of the EURO STOXX 50® Index on June 20, 2013 was 2,586.45.

PPS-13

We obtained the EURO STOXX 50® Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the EURO STOXX 50® Index on any Valuation Date. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in the return of any of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

ADDITIONAL INFORMATION

If the Reference Asset is (a) a security or other financial instrument admitted to trading on a trading venue in the European Union (other than a security or other financial instrument whose principal trading venue is located outside the European Union), (b) a derivative relating to such a security or financial instrument (or to the issuer of such a security or financial instrument) or (c) a debt instrument issued by the European Union or any of its member states or any sovereign issuer that is an instrumentality or political sub-division of the European Union or any of its member states, or any derivative relating thereto (any of (a), (b) or (c) being a “European Financial Instrument”), or if the Reference Asset is an index, basket of securities or interest in an exchange traded fund or similar entity which includes one or more European Financial Instruments, then as a holder of the Notes, you may be deemed to have an indirect interest in those underlying European Financial Instruments for purposes of EU Regulation No 26/2012 of 14 March 2012 on short selling and certain aspects of credit default swaps (the “EU Short Selling Regulation”). Subject to certain exceptions, the EU Short Selling Regulation prohibits investors, wherever located, from directly or indirectly making uncovered short sales of European Financial Instruments or European sovereign credit default swaps. The EU Short Selling Regulation also requires investors, wherever located, who hold directly or indirectly a net short position in European Financial Instruments to comply with certain notification and disclosure obligations depending on the size of their net short position. You should consult with your own legal advisers regarding any investment in the Notes, as you may need to consider your investment in the Notes for purposes of compliance with the EU Short Selling Regulation.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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